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                            SHURGARD STORAGE CENTERS, INC.
                               SOLICITATION OF PROXIES
                              SOLICITING AGENT AGREEMENT

                                  September 5, 1996


Shurgard Realty Advisors, Inc.
1201 Third Avenue
Suite 2200
Seattle, Washington  98101

Gentlemen and Ladies:

    IDS/Shurgard Income Growth Partners L.P., a Washington limited partnership ("IDS1"), IDS/Shurgard Income Growth Partners L.P. II, a Washington limited partnership ("IDS2") and IDS/Shurgard Income Growth Partners L.P. III, a Washington limited partnership, ("IDS3" and, together with IDS1 and IDS2, the "Partnerships") are participating in a transaction whereby, upon the satisfaction of certain conditions, each of the Partnerships will merge with and into Shurgard Storage Centers, Inc., a Delaware corporation (the "Company"). In connection with the Mergers (as defined below) the Company is offering up to approximately 4,600,000 shares of its Class A Common Stock, $.001 par value per share (the "Shares") in exchange for units of limited partnership interest (the "Units") and the general partners' interests in those Partnerships whose limited partners approve the Mergers. The proposed transactions referenced above are herein referred to as the "IDS1 Merger," the "IDS2 Merger" and the "IDS3 Merger," respectively, and collectively, the "Mergers." Prior to the Mergers, the Company initiated a tender offer for up to approximately 44% of the outstanding Units of IDS1, 43% of the outstanding Units of IDS2 and 44% of the outstanding Units of IDS3.

    The limited partners of the Partnerships are referred to herein as the "Limited Partners." The solicitation of proxies with respect to the Mergers is referred to herein as the "Solicitation." Capitalized terms used herein, not otherwise defined, shall have the meanings given them in the Proxy Statement/Prospectus (as defined below).

    The above-described transactions shall take place on the terms and subject to the conditions set forth in the Acquisition Agreement between the Company and the Partnerships dated July 1, 1996 (the "Acquisition Agreement"). The Solicitation will be made by means of the Proxy Statement/Prospectus.

    The Company proposes to retain you as soliciting agent (the "Soliciting Agent") for the purpose of soliciting proxies for use at the meetings of Limited Partners of IDS1, IDS2 and IDS3 held to vote upon approval of the Mergers. In the case of IDS1, if proxies or votes of Limited Partners approving the IDS1 Merger are received from the Limited Partners holding greater than 75% of the Units in IDS1 and the conditions to the IDS1 Merger as set forth in the Acquisition Agreement are satisfied, IDS1 will consummate the IDS1 Merger. In the case of IDS2, if proxies or votes of Limited


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Partners approving the IDS2 Merger are received from the Limited Partners holding a majority of the Units in IDS2 and the conditions to the IDS2 Merger as set forth in the Acquisition Agreement are satisfied, IDS2 will consummate the IDS2 Merger. In the case of IDS3, if proxies or votes of Limited Partners approving the IDS3 Merger are received from the Limited Partners holding a majority of the Units in IDS3 and the conditions to the IDS3 Merger as set forth in the Acquisition Agreement are satisfied, IDS3 will consummate the IDS3 Merger.

    The Company hereby confirms its agreement with you as follows:

    1. REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS. The Company has prepared and filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-4 (No. 333-7937), including a Proxy Statement/Prospectus with respect to the Shares (which Registration Statement, at the time it is declared effective, is referred to herein as the "Registration Statement"). As used in this Agreement, the term "Proxy Statement/Prospectus" means the Proxy Statement/Prospectus for the Shares and the solicitation of proxies included in the Registration Statement; provided, however, that if the Company subsequently files any Proxy Statement/Prospectus or supplements pursuant to Rule 424(b) under the Securities Act in connection with the Mergers, the terms "Proxy Statement/Prospectus" and "Supplement" shall also mean the Proxy Statement/Prospectus and supplement(s) in the forms so filed.

    2. SOLICITATION. The Company shall, as soon as practicable after the Registration Statement shall have become effective under the Securities Act, commence the Solicitation by mailing copies of the Solicitation Materials (as defined below) to the record and beneficial owners of the Units (the time of commencement of such mailing being referred to herein as the "Time of Mailing"). The materials to be distributed to the beneficial owners and record holders will consist of a general partner letter and notice of special meeting accompanied by the Proxy Statement/Prospectus and the form of proxy. Such documents, any other documents relating to the Solicitation distributed by or on behalf of the Company to the Limited Partners or to the Soliciting Agent for distribution to the Limited Partners and any public announcements or advertisements relating to the Solicitation, are referred to herein collectively as the "Solicitation Materials." The Registration Statement and the Solicitation Materials are collectively referred to herein as the "Offering Materials." The Solicitation shall expire upon the earlier of the termination of this Agreement in accordance with its terms, the Closing Date (as hereinafter defined) or March 31, 1997. As used in this Agreement, the term "Expiration Date" shall refer to the date that the Solicitation expires.

    3. AGREEMENT TO ACT AS SOLICITING AGENT. The Company hereby appoints you to act as Soliciting Agent and authorizes you and, on the basis of the agreements, representations and warranties herein contained, you agree to act as such in connection with the Mergers. The Company authorizes you to solicit proxies during the period from the date hereof to the Expiration Date. You are authorized to use only the Solicitation Materials described in Section 2.

    4. INDEPENDENT CONTRACTOR. You will act hereunder as an independent contractor, and nothing herein will constitute you as an agent of the Company in connection with the Solicitation provided, however, that the Company hereby authorizes you to act as its agent in making the


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Solicitation on its behalf, and offering the Shares on its behalf, to residents of any state or non-Federal jurisdiction of the United States in which you are registered or licensed as a broker-dealer and as to which such registration or licensing is necessary to comply with Blue Sky Laws (defined below). Nothing contained in this Agreement will constitute you as a partner of, or a joint venturer or member of a syndicate or group with, the Company in connection with the Solicitation.

    5. LIMITATIONS ON AUTHORITY. You are not authorized by the Company to give any information or make any representations in connection with the Solicitation, other than those contained in the Proxy Statement/Prospectus and the Solicitation Materials. You agree not to publish, circulate or otherwise use any other advertisement or solicitation material without the prior written approval of the Company and counsel to the Company.

    6. COMPENSATION AND EXPENSES. You will receive no commissions with respect to the Solicitation. Regardless of whether or not the Mergers are consummated, the Partnerships and/or the Company will reimburse you as Soliciting Agent for all reasonable out-of-pocket expenses (including advertising expenses, the reasonable fees and expenses of counsel, printing and traveling expenses and postage, telegraph and telephone charges) incurred in connection with the Solicitation pursuant to the terms of the Acquisition Agreement. If the Mergers are not consummated for any reason, the Partnerships and the Company will make such reimbursement as soon as practicable after the Expiration Date pursuant to the terms of the Acquisition Agreement. You agree that each of the Partnerships and the Company shall be liable to reimburse you pursuant to this Section 6 only on the proportionate basis set forth in the Acquisition Agreement. The obligations of the Partnerships and the Company pursuant to this Section 6 and Section 8(d) hereof shall be joint but not several.

    7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SOLICITING AGENT. You represent and warrant to, and covenant with, the Company as follows:

         (a) You are a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD").

         (b) You will solicit Limited Partners' proxies only in the states and U.S. territories in which the Company believes, as described in the Blue Sky memorandum, that such a solicitation can legally be made and in which you are qualified to so act and such solicitation shall be made subject to any conditions set forth in the Blue Sky memorandum.

         (c) Solicitation and other activities by you will be undertaken only in compliance with the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), all applicable rules and regulations of the NASD (including, but not limited to, the Rules of Fair Practice), all applicable Blue Sky laws, applicable rules of the New York Stock Exchange ("NYSE"), all other applicable laws, rules and regulations and the provisions of this Agreement.

         (d) You agree to comply, to the extent applicable, with the provisions of Rule 15c2-8 under the Exchange Act.


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    8.   COVENANTS OF THE COMPANY.  The Company covenants and agrees with you that:

         (a) The Company will notify you promptly of any proposed extension, modification, withdrawal or termination of the Solicitation.

         (b) The Company will, when and as requested by you, use its best efforts necessary to permit the offering of the Shares as contemplated hereby under the securities laws of each jurisdiction in which Limited Partners reside ("Blue Sky Laws") and to maintain the right to offer the Shares in such jurisdictions beginning with the Time of Mailing. The Company will also arrange for the preparation of a Blue Sky Memorandum indicating under what circumstances the Shares may be sold or offered pursuant to the Blue Sky Laws. The Blue Sky Memorandum shall not constitute Solicitation Materials as that term is used herein.

         (c) The Company will furnish or will cause to be furnished to you without charge copies of the Offering Materials and all amendments of and supplements thereto, in each case as soon as available and in such quantities as you shall reasonably request.

         (d) In addition to the payments provided for in Section 6 above, and except as described in the Proxy Statement/Prospectus or in this Agreement as being paid by persons other than the Partnerships or the Company, the Partnerships and/or the Company will pay all expenses of the Mergers pursuant to the terms of the Acquisition Agreement, including, without limitation, expenses incurred in connection with the following:

                   (i) the preparation, printing and filing of the Registration Statement, the Offering Materials, the certificates representing the Shares and any amendments of or supplements to any such documents;

              (ii) the printing and furnishing of such documents transmitting the Solicitation Materials to the Limited Partners (including costs of mailing, personalizing and shipment);

              (iii) the initial and continuing registration or qualification of the offering and sale of the Shares under the Blue Sky Laws as required herein, including the reasonable fees and expenses of counsel, and all filing fees in connection therewith;

              (iv) any filing with the NASD;

              (v)  the listing of the Shares on the NYSE;

              (vi) the advertisements authorized by you and the Company and printed in connection with the Mergers; and

              (vii) the reasonable fees and disbursements of counsel and accountants for the Partnerships and the Company.


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    9.   INDEMNIFICATION

         (a) The Soliciting Agent shall indemnify, defend and hold harmless the Company and its affiliates and their officers, directors, partners, employees and agents and each person, if any, who controls such entities within the meaning of the Securities Act, and any similar provisions of any applicable state securities law, against all losses, claims, damages, liabilities and expenses, including reasonable legal and other expenses in investigating or defending any such losses, claims, damages, liabilities or expenses, which they or any of them may incur, including but not limited to, alleged violations of the Securities Act, the Exchange Act, or any state securities act (collectively, "Losses"), arising out of the breach by the Soliciting Agent of any of the terms and conditions of this Agreement.

         If any action is brought against the Company or any other person in respect of which indemnity may be sought from the Soliciting Agent pursuant to the provisions of this Agreement, the Company or such other person shall promptly notify the Soliciting Agent of such action in writing and the Soliciting Agent shall assume the defense thereof, including the employment of counsel and the payment of all expenses. The Company or such other person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the Company's or such other person's expense unless (i) the employment thereof has been specifically authorized by the Soliciting Agent in writing, (ii) the Soliciting Agent has failed to assume such defense and so employ counsel, or
(iii) the named parties to any such proceeding (including any impleaded parties) include both the Soliciting Agent and the Company or such other person, and the Company or such other person shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Soliciting Agent.

         (b) The Company shall indemnify, defend and hold harmless the Soliciting Agent and its affiliates and their officers, directors, partners, employees and agents and each person, if any, who controls the Soliciting Agent within the meaning of the Securities Act, and any similar provisions of any applicable state securities law, against any and all Losses arising out of or based upon the breach by the Company of any of the terms and conditions of this Agreement or arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Offering Materials, in any application prepared or approved by the Company and filed with any state regulatory agencies in order to register or qualify the Shares under the securities laws thereof, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading, except insofar as such Losses arise out of or are based upon any such untrue statement or omission or allegation thereof made in reliance upon and in conformity with information relating to the Soliciting Agent furnished by the Soliciting Agent expressly for use in connection therewith.

         If any action shall be brought against the Soliciting Agent or any other person in respect of which indemnity may be sought from the Company pursuant to the provisions of this Agreement, the Soliciting Agent or such other person shall promptly notify the Company of such action in writing and the Company shall assume the defense thereof, including the employment of counsel and the payment of all expenses. The Soliciting Agent or such other person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of


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such counsel shall be at the Soliciting Agent's or such other person's expense unless (i) the employment therewith has been specifically authorized by the Company in writing, (ii) the Company has failed to assume such defense and so employ counsel, or (iii) the named parties to any such proceeding (including any impleaded parties) include both the Soliciting Agent or such other person and the Company, and the Soliciting Agent or such other person shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Company.

    10.  EFFECTIVE DATE AND TERMINATION OF AGREEMENT.

         (a) This Agreement shall become effective at 9:00 A.M., Seattle time, on the first full business day following the date hereof. Until this Agreement is effective, it may be terminated by the Company by giving notice as hereinafter provided to you, or by you by giving notice as hereinafter provided to the Company, except that the provisions of Sections 6, 8 and 9 hereof shall at all times be effective. Any termination of this Agreement pursuant to this
Section 10 shall be without liability on the part of the Company or you, except that the provisions of Section 6, 8 and 9 hereof shall at all times be effective.

         (b) The Company shall have the right to terminate this Agreement by giving written notice at any time at or prior to the Closing Date if any event shall occur or any matter shall be brought to its attention that, in its judgment, materially affects, whether adversely or otherwise, the Company or the Mergers or if any of the conditions to the Mergers as set forth in the Proxy Statement/Prospectus or the Acquisition Agreement are not satisfied. Any such termination shall be without liability on the part of the Company or you, except that the provisions of Sections 6, 8 and 9 hereof shall at all times be effective. If the Company elects to terminate this Agreement pursuant to this Section, they shall notify you promptly by telephone or telegraph, confirmed promptly by letter.

    11. CLOSING, MERGERS AND DELIVERY OF THE SHARES. Subject to satisfaction of the conditions set forth in the Proxy Statement/Prospectus, the closing of the Mergers shall take place at the offices of Perkins Coie at 10:00 a.m. on a date not later than March 31, 1997, such date being herein referred to as the "Closing Date."

    At or before the Closing Date, the Company shall cause to be delivered a sufficient number of duly executed and authenticated Share certificates with instructions for the registrar and transfer agent to distribute them to the respective persons entitled thereto as soon as practicable.

    12. NOTICES. Any notice or demand required or permitted to be given or made to or upon any party pursuant hereto shall be deemed to have been duly given or made for all purposes (a) if in writing and delivered by hand against receipt or sent by certified or registered mail, postage prepaid, return receipt requested, or (b) if given by telephone or sent by telegram, telex or other electronic means and followed by a written copy delivered or sent in the manner provided in clause (a), to such party at the following address:


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    To the Company:          1201 Third Avenue
                             Suite 2200
                             Seattle, Washington 98101
                             Attn:  Kristin H. Stred
    To you:                  1201 Third Avenue
                             Suite 2200
                             Seattle, Washington 98101
                             Attn:  Charles K. Barbo

or to such other address as any party hereto may, at any time, or from time to time, direct by notice given to the other parties in accordance with this
Section 12. The date of giving or making of any such notice or demand shall be the earlier of the date of actual receipt or three (3) business days after such notice or demand is sent, or, if given or sent in accordance with clause (b), the earlier of the date of actual receipt of such notice or demand or the business day next following the day such notice of demand is actually transmitted.

    13. SURVIVAL OF CERTAIN REPRESENTATIONS AND OBLIGATIONS. The respective representations, warranties, covenants and agreements made pursuant to this Agreement will remain in full force and effect, regardless of any investigation or statement as to the results thereof made by or on behalf of you, or the Company, or any controlling person of any of the foregoing. The obligations of the parties hereto under Section 6, 8 and 9 hereof will survive termination of this Agreement.

    14. CONSTRUCTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington without regard to principles of conflicts of law.

                        [THIS SPACE INTENTIONALLY LEFT BLANK]



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    If the foregoing terms correctly set forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter. Thereupon, this letter shall constitute our agreement on the subject matter herein.

                                  Very truly yours,


                                  SHURGARD STORAGE CENTERS, INC.


                                  By   /S/ KRISTIN H. STRED
                                     -------------------------------------
                                       Kristin H. Stred,
                                       Senior Vice President
Confirmed and Agreed to:

SHURGARD REALTY ADVISORS, INC.
By       /S/ CHARLES K. BARBO
  ------------------------------
    Charles K. Barbo,
    President